Exhibit 10.3(d)
AMENDMENT NO. 7 TO THE
CHS INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
CHS Inc. (formerly known as Cenex Harvest States Cooperatives), pursuant to the power of amendment reserved to it in Section 8.1 of the CHS Inc. Supplemental Executive Retirement Plan (“Plan”), hereby amends the Plan in the manner set forth below effective as of September 1, 2008.
1. Section 4.5 of the Plan is amended by the addition of the following new paragraph (e):
     (e) Cofina Financial, LLC. In connection with CHS’ acquisition of one hundred percent (100%) of Cofina Financial, LLC, a Minnesota limited liability company (“Cofina”), CHS assumed all deferred compensation obligations under the Cofina Financial, LLC Supplemental Executive Retirement Plan (“Cofina SERP”). Prior to such acquisition, Cofina was (and continues to be) a participating employer in the CHS Inc. Pension Plan. The Cofina SERP is (like the CHS SERP) a nonqualified defined benefit pension plan that provides benefits that would be provided under the CHS Inc. Pension Plan but which are not provided thereunder because of the compensation limitations under Section 401(a)(17) (compensation limit) and Section 414 (exclusion of deferred compensation from pensionable earnings) of the Internal Revenue Code, as well as the annual addition limitations under and Section 415 of the Internal Revenue Code. The Cofina SERP is, in all material respects, identical to the CHS SERP. Accordingly, each Cofina SERP Participant’s Pension Plan Account under the Cofina Plan shall be merged with and into the CHS Plan, and such account shall become the Participant’s opening Pension Plan Account under the CHS Plan as of September 1, 2008 (the “Merger Date”). (No Cofina SERP Participants have accrued benefits determined under an alternative, traditional pension formula; rather, all benefits are determined under a “cash balance” formula.) Effective as of the Merger Date, Cofina shall become a participating employer in the CHS SERP. With respect to each eligible employee of Cofina who is selected to become an Active Participant in the CHS SERP, such Participant’s service and compensation earned with Cofina both before and after the Merger Date shall be taken into account for purposes of determining such Participant’s contribution credits and special career credits under the CHS SERP.
     IN WITNESS WHEREOF, CHS Inc. has caused its name to be hereunto subscribed on this 3rd day of September, 2008.

CHS INC.

By	/s/ John D. Johnson

John D. Johnson
Its President and CEO